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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported

[  ] Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

     SCOTT                Walter                  A.
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   (Last)               (First)                 (Middle)

    c/o  Fairbreeze
    11 Salt Kettle Road
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                                    (Street)

     Paget                         PG 01                         BERMUDA
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   (City)                           (State)                           (Zip)


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2. Issuer Name and Ticker or Trading Symbol


    ACE Limited (NYSE:ACL)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

     September 1998
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)


           -------------------------------------------------
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7. Individual or Joint/Group Filing
   (Check applicable line)

   [ X ] Form filed by one Reporting Person
   [   ] Form filed by more than one Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.            6.
                                                                 4.                              Amount of     Owner-
                                                                 Securities Acquired (A) or      Securities    ship
                                                                 Disposed of (D)                 Beneficially  Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End  Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's   (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year   Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3     (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             & 4)          (Instr.4) (Instr. 4)
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Ordinary Shares                         2/6/98        A(1)           356         A      (1)      224,829 (2)    D
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*    If the form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-  11.
                    sion                       Number of                       Title and Amount           Secur-    ative   Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-  of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:    In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct  direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or  Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-     ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct  Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)     ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date      Title    Shares  5)       4)        4)      4)
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                                                                                Ordinary
Options to acquire  $64.00   10/18/97  G(3)           14,000  (4)     10/1/2001  Shares   14,000  (3)
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                                                                                Ordinary
Options to acquire  $64.00   10/18/97  G(3)           12,500  (6)     3/31/2007  Shares   12,500  (3)
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                                                                                Ordinary
Options to acquire  $64.00   10/18/97  G(5)           14,000  (4)     10/1/2001  Shares   14,000  (5)
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                                                                                Ordinary
Options to acquire  $64.00   10/18/97  G(5)           12,500  (6)     3/31/2007  Shares   12,500  (5)     450,000(2)  D
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===================================================================================================================================
Explanation of Responses:
(1)Represents Ordinary Shares granted as a director retainer award pursuant to the ACE Limited 1995 Outside Directors Plan, which plan meets the requirements of Rule 16b-3.  Such Ordinary Shares will vest on February 4, 1999 assuming the reporting person is a director of ACE Limited on such date.
(2)On February 17, 1998, the Ordinary Shares of ACE Limited split 3-for-1.  Transactions prior to that date are thus reported on a pre-split basis, with respect to both the number of shares and, where applicable, the option exercise price.
   The totals in column 5 of Table I and column 9 of Table II have been adjusted, however, to give effect to the stock split.
(3)Gift of options to the reporting person's child, C. Reed Scott.
(4)Options become exercisable as follows:  1/3 on 3/31/98, 1/3 on 3/31/99 and 1/3 on 3/31/2000.
(5)Gift of options to the reporting person's child, Alisa A. Scott.
(6)Options become exercisable as follows:  50% on 10/1/98 and 50% on 10/1/99.


Signed for Walter A. Scott pursuant to
a power of attorney on file with the
Securities and Exchange Commission

/s/  Peter N. Mear                                      November 12, 1998
--------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

   Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

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